PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES FOURTH QUARTER 2017 FINANCIAL RESULTS
CONTINUES STRATEGIC ASSET REPOSITIONING

HUNT VALLEY, MARYLAND – February 13, 2018 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended December 31, 2017.  The Company reported for the three-month period ended December 31, 2017 net income of $65.2 million or $0.31 per common share. The Company also reported Funds From Operations ("FFO") for the quarter of $159.2 million or $0.77 per common share, Adjusted Funds From Operations ("AFFO" or "Adjusted FFO") of $163.7 million or $0.79 per common share, and Funds Available For Distribution ("FAD") of $149.0 million.
FFO for the fourth quarter of 2017 includes $3.9 million of non-cash stock-based compensation expense, $0.9 million in provisions for uncollectible accounts, $0.5 million of one-time revenue and $0.2 million in impairments on direct financing leases (Adjusted FFO excludes those four items).  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the "Funds From Operations" schedule.

GAAP NET INCOME
For the three-month period ended December 31, 2017, the Company reported net income of $65.2 million, or $0.31 per common share, on operating revenues of $221.2 million.  This compares to net income of $129.9 million, or $0.63 per common share, on operating revenues of $234.5 million, for the same period in 2016.
For the twelve-month period ended December 31, 2017, the Company reported net income of $104.9 million, or $0.51 per common share, on operating revenues of $908.4 million.  This compares to net income of $383.4 million, or $1.90 per common share, on operating revenues of $900.8 million, for the same period in 2016.
The decrease in annual net income compared to the prior year was primarily due to $198.2 million in impairments on direct financing leases related to the Orianna Health Systems ("Orianna" and f/k/a ARK) portfolio, $40.6 million of reduced revenue resulting from placing Orianna and Daybreak on a cash basis in 2017, and incremental increases of $40.3 million in impairments on real estate assets, $24.7 million in interest expense, $20.5 million in depreciation and amortization expense, $19.9 million in interest refinancing costs, $4.7 million in provisions for uncollectible accounts and $1.8 million in general and administrative expenses.  This decrease in net income was partially offset by $48.2 million of increased revenue associated with new investments completed in 2016 and 2017, $3.7 million in increased gains on the sale of assets, a contractual settlement of $10.4 million recorded in the first quarter of 2017 and a decrease of $9.6 million in acquisition costs.

CEO COMMENTS
Taylor Pickett, Omega's Chief Executive Officer stated, "Healthcare delivery continues to rapidly evolve.  In anticipation of the changing environment, we made significant progress in our strategic asset repositioning efforts during the fourth quarter.  We disposed of 35 non-strategic assets at favorable cap rates, and we are evaluating over $300 million of assets to potentially sell or transition in addition to the identified 22 facilities that are currently held for sale."  Mr. Pickett continued, "In addition, we continued to make progress with Orianna and Signature to cooperatively transition and restructure these portfolios."
2018 RECENT DEVELOPMENTS AND 2017 HIGHLIGHTS
In Q1 2018, the Company…

•	increased its quarterly common stock dividend rate to $0.66 per share.
•	sold 3 facilities and had 3 mortgage loans paid off totaling $35 million in net cash proceeds.

In Q4 2017, the Company…

•	sold 34 facilities and had a mortgage loan repaid totaling $189 million in net cash proceeds.
•	completed $40 million in new investments.
•	invested $31 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.65 per share.

In Q3 2017, the Company…

•	completed $203 million in new investments.
•	sold 4 facilities totaling $12 million in net cash proceeds.
•	transitioned Orianna's Texas portfolio to an existing operator.
•	invested $36 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.64 per share.

In Q2 2017, the Company…

•	entered into new and amended senior unsecured credit facilities to replace the Company's prior unsecured revolving credit and term loan credit facilities.
•	completed $134 million in new investments.
•	sold 8 facilities totaling $45 million in net cash proceeds.
•	invested $48 million in capital renovation and construction-in-progress projects.
•	redeemed $400 million of its 5.875% Senior Notes due 2024.
•	prepaid a $200 million senior unsecured term loan.
•	issued $550 million aggregate principal amount of its 4.75% Senior Notes due 2028.
•	issued $150 million aggregate principal amount of its 4.50% Senior Notes due 2025.
•	increased its quarterly common stock dividend rate to $0.63 per share.

In Q1 2017, the Company…

•	completed $8 million in new investments.
•	sold 15 facilities totaling $46 million in net cash proceeds.
•	invested $30 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.62 per share.

FOURTH QUARTER 2017 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2017 totaled $221.2 million, which included $14.7 million of non-cash revenue.
Operating expenses for the three-month period ended December 31, 2017 totaled $152.0 million and consisted of $75.3 million of depreciation and amortization expense, $63.5 million of impairment on real estate properties, $8.2 million of general and administrative expense, $3.9 million of stock-based compensation expense, $0.9 million in provision for uncollectible accounts and $0.2 million in impairment on direct financing leases.  For more information on impairment and provision charges, see the Asset Impairment and Disposition section below.
Other Income and Expense – Other income and expense for the three-month period ended December 31, 2017 was a net expense of $50.4 million, primarily consisting of $48.3 million of interest expense and $2.2 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended December 31, 2017, FFO was $159.2 million, or $0.77 per common share on 208 million weighted-average common shares outstanding, compared to $171.5 million, or $0.84 per common share on 205 million weighted-average common shares outstanding, for the same period in 2016.
The $159.2 million of FFO for the three-month period ended December 31, 2017 includes the impact of $3.9 million of non-cash stock-based compensation expense, $0.9 million in provision for uncollectible accounts and $0.2 million in impairment on direct financing leases, offset by $0.5 million in one-time non-cash revenue.
The $171.5 million of FFO for the three-month period ended December 31, 2016 includes the impact of $5.9 million in provisions for uncollectible accounts and $3.7 million of non-cash stock-based compensation expense, offset by $0.7 million in one-time non-cash revenue.
Adjusted FFO was $163.7 million, or $0.79 per common share, for the three-month period ended December 31, 2017, compared to $180.4 million, or $0.88 per common share, for the same period in 2016.  For further information see the "Funds From Operations" schedule.

2017 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2017 totaled $908.4 million.  Operating expenses for the twelve-month period ended December 31, 2017 totaled $647.1 million and were comprised of $287.6 million of depreciation and amortization expense, $198.2 million in impairment on direct financing leases related to the Orianna portfolio, $99.1 million of impairment on real estate properties, $32.5 million of general and administrative expense, $15.2 million of non-cash stock-based compensation expense and $14.6 million in provision for uncollectible accounts.
Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2017 was a net expense of $209.3 million, which was primarily comprised of $188.8 million of interest expense, $22.0 million of interest refinancing costs and $9.5 million of amortized deferred financing costs, offset by a one-time $10.4 million contractual settlement with an unrelated third party related to a 2012 contingent liability obligation that was resolved in the first quarter of 2017.
Funds From Operations – For the twelve-month period ended December 31, 2017, FFO was $444.3 million, or $2.15 per common share on 207 million weighted-average common shares outstanding, compared to $660.1 million, or $3.27 per common share on 202 million weighted-average common shares outstanding, for the same period in 2016.
The $444.3 million of FFO for the twelve-month period ended December 31, 2017 includes the impact of $198.2 million in impairment on direct financing leases related to the Orianna portfolio, $23.5 million of interest expenses related to debt refinancing, $15.2 million of non-cash stock-based compensation expense and $14.6 million in provisions for uncollectible accounts, offset by a one-time $10.4 million contractual settlement with an unrelated third party related to a 2012 contingent liability obligation that was resolved in the first quarter of 2017 and $2.4 million of one-time revenue.
The $660.1 million of FFO for the twelve-month period ended December 31, 2016 includes the impact of $13.8 million of non-cash stock-based compensation expense, $9.8 million in provisions for uncollectible accounts, $9.6 million of acquisition costs and $2.1 million of interest refinancing costs, offset by a $5.4 million cash receipt related to early termination of mortgages and $1.3 million of one-time revenue.
Adjusted FFO was $683.0 million, or $3.30 per common share, for the twelve months ended December 31, 2017, compared to $688.7 million, or $3.42 per common share, for the same period in 2016.  For further information see the "Funds From Operations" schedule.

2017 FOURTH QUARTER FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended December 31, 2017, the Company sold 0.2 million shares of its common stock generating $6.6 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf program and its Dividend Reinvestment and Common Stock Purchase Plan in 2017:

Equity Shelf (At-the-Market) Program for 2017
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year To Date
Number of shares	228	-	490	-	718
Average price per share	$31.12	$-	$32.62	$-	$32.14
Gross proceeds	$7,079	$-	$15,995	$-	$23,074

Dividend Reinvestment and Common Stock Purchase Program for 2017
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Year To Date
Number of shares	239	375	343	242	1,199
Average price per share	$30.67	$33.02	$30.39	$27.25	$30.64
Gross proceeds	$7,335	$12,386	$10,415	$6,586	$36,722

2017 FOURTH QUARTER PORTFOLIO ACTIVITY

$71 Million of New Investments in Q4 2017 – In Q4 2017, the Company completed approximately $40 million of new investments and $31 million in capital renovations and new construction consisting of the following:
$40 Million Acquisition – On November 1, 2017, the Company acquired six skilled nursing facilities ("SNFs") for approximately $39.8 million from an unrelated third party.  The six Texas SNFs with approximately 575 beds were leased to a new operator of the Company with an initial annual cash yield of 9.25% and 2.5% annual escalators.  On the same date, the Company also transferred one facility (120 beds) from an existing operator and added it to the new lessee's master lease.
$31 Million Capital Renovation Projects – In addition to the new investments outlined above, in Q4 2017, the Company invested $31.1 million under its capital renovation and construction-in-progress programs.

ASSETS IMPAIRMENTS AND DISPOSITIONS
During the fourth quarter of 2017, the Company sold 34 facilities for approximately $189.0 million in net cash proceeds recognizing a gain of approximately $46.4 million.  The Company also received $0.1 million for final payment on one facility mortgage.  In addition, the Company recorded approximately $0.9 million of provision for uncollectible accounts, related to the write-off of straight-line receivables, resulting from 2018 expected sales.
In addition, during the fourth quarter, the Company recorded approximately $63.5 million of impairments on real estate properties to reduce the net book value of 32 facilities to their estimated fair value or expected selling price.  The fourth quarter impairments included a charge of $13.2 million related to a facility destroyed in a fire.  The Company expects to receive insurance proceeds in 2018.
As of December 31, 2017, the Company had 22 facilities, totaling $86.7 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters.  As part of its ongoing strategic asset repositioning program, the Company is also evaluating an additional $300+ million of potential disposition opportunities within its portfolio.

DIVIDENDS
On January 16, 2018, the Board of Directors declared a common stock dividend of $0.66 per share, increasing the quarterly common dividend by $0.01 per share over the previous quarter.  The common dividends are to be paid February 15, 2018 to common stockholders of record on January 31, 2018.
Mr. Pickett commented, "As a result of our strategic repositioning activities, 2018 will not be a growth year, and therefore, we do not expect to increase the dividend during 2018.  However, I want to be very clear that we are confident in the payout percentage coverage and sustainability of our current quarterly dividend."

2018 ADJUSTED FFO GUIDANCE
The Company currently expects its 2018 Adjusted FFO to be between $2.96 and $3.06 per diluted share.
Bob Stephenson, Omega's CFO commented, "Our 2018 guidance reflects the revenue reduction related to our fourth quarter asset sales, assets held for sale and approximately $300 million of potential asset dispositions."  Mr. Stephenson continued, "We fully expect to redeploy most of the capital from the sales by year end; however, the timing is very unpredictable."  Mr. Stephenson concluded, "Timing related to the redeployment of capital from asset sales and the timing related to the final outcome of the Orianna facilities may significantly impact our guidance and we have therefore expanded our guidance range versus previous years."

 The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2018 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.43 - $1.53
Depreciation	1.45
Gain on assets sold	-
Real estate impairment	-
FFO	$2.88 - $2.98
Adjustments:
Acquisition/transaction costs	-
Interest – refinancing costs	-
Stock-based compensation expense	0.08
Adjusted FFO	$2.96 - $3.06

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2018 reflects the impact of approximately $100 million of planned capital renovation projects, the sale of $87 million of assets held for sale, approximately $300 million of potential divestitures and the redeployment of capital from asset sales.  It assumes the Company will not be recording revenue related to its Orianna portfolio for the majority of 2018.  It also excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2017 DIVIDENDS

On February 15, 2017, May 15, 2017, August 15, 2017 and November 15, 2017, the Company paid dividends to its common stockholders in the per share amounts of $0.62, $0.63, $0.64 and $0.65, for stockholders of record on January 31, 2017, May 1, 2017, August 1, 2017 and October 31, 2017, respectively.  The Company has determined that 36.70% of the common dividends paid in 2017 should be treated for tax purposes as a return of capital, 61.85% treated as an ordinary dividend, with the balance of 1.45% treated as capital gains.

CONFERENCE CALL
The Company will be conducting a conference call on Wednesday, February 14, 2018 at 10 a.m. Eastern to review the Company's 2017 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Fourth Quarter 2017 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.
FOR FURTHER INFORMATION, CONTACT
Matthew Gourmand, SVP, Investor Relations
or
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega's ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and assisted living facility ("ALF") market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; (xiv) changes in tax laws and regulations affecting REITs and (xv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,655,960	$7,566,358
Less accumulated depreciation	(1,376,828)	(1,240,336)
Real estate investments – net	6,279,132	6,326,022
Investments in direct financing leases – net	364,965	601,938
Mortgage notes receivable – net	671,232	639,343
	7,315,329	7,567,303
Other investments – net	276,342	256,846
Investment in unconsolidated joint venture	36,516	48,776
Assets held for sale – net	86,699	52,868
Total investments	7,714,886	7,925,793

Cash and cash equivalents	85,937	93,687
Restricted cash	10,871	13,589
Accounts receivable – net	279,334	240,035
Goodwill	644,690	643,474
Other assets	37,587	32,682
Total assets	$8,773,305	$8,949,260

LIABILITIES AND EQUITY
Revolving line of credit	$290,000	$190,000
Term loans – net	904,670	1,094,343
Secured borrowings – net	53,098	54,365
Unsecured borrowings – net	3,324,390	3,028,146
Accrued expenses and other liabilities	295,142	360,514
Deferred income taxes	17,747	9,906
Total liabilities	4,885,047	4,737,274

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 198,309 shares as of December 31, 2017 and 196,142 as of December 31, 2016	19,831	19,614
Common stock – additional paid-in capital	4,936,302	4,861,408
Cumulative net earnings	1,839,356	1,738,937
Cumulative dividends paid	(3,210,248)	(2,707,387)
Accumulated other comprehensive loss	(30,150)	(53,827)
Total stockholders' equity	3,555,091	3,858,745
Noncontrolling interest	333,167	353,241
Total equity	3,888,258	4,211,986
Total liabilities and equity	$8,773,305	$8,949,260

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue
Rental income	$194,579	$194,891	$775,176	$743,885
Income from direct financing leases	614	15,724	32,336	62,298
Mortgage interest income	17,029	15,838	66,202	69,811
Other investment income – net	7,788	7,210	29,225	21,852
Miscellaneous income	1,196	823	5,446	2,981
Total operating revenues	221,206	234,486	908,385	900,827

Expenses
Depreciation and amortization	75,323	70,808	287,591	267,062
General and administrative	8,218	7,476	32,471	32,077
Stock-based compensation	3,862	3,674	15,212	13,790
Acquisition costs	-	-	-	9,582
Impairment loss on real estate properties	63,460	-	99,070	58,726
Impairment loss on direct financing leases	231	-	198,199	-
Provision for uncollectible accounts	913	5,878	14,580	9,845
Total operating expenses	152,007	87,836	647,123	391,082

Income before other income and expense	69,199	146,650	261,262	509,745
Other income (expense)
Interest income	5	4	267	173
Interest expense	(48,253)	(44,375)	(188,762)	(164,103)
Interest – amortization of deferred financing costs	(2,243)	(2,501)	(9,516)	(9,345)
Interest – refinancing costs	-	-	(21,965)	(2,113)
Contractual settlement	-	-	10,412	-
Realized gain (loss) on foreign exchange	76	12	311	(232)
Total other expense	(50,415)	(46,860)	(209,253)	(175,620)

Income before gain on assets sold	18,784	99,790	52,009	334,125
Gain on assets sold – net	46,421	30,277	53,912	50,208
Income from continuing operations	65,205	130,067	105,921	384,333
Income tax expense	(558)	(623)	(3,248)	(1,405)
Income from unconsolidated joint venture	509	439	2,237	439
Net income	65,156	129,883	104,910	383,367
Net income attributable to noncontrolling interest	(2,756)	(5,624)	(4,491)	(16,952)
Net income available to common stockholders	$62,400	$124,259	$100,419	$366,415

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.31	$0.63	$0.51	$1.91
Diluted:
Net income	$0.31	$0.63	$0.51	$1.90

Dividends declared per common share	$0.65	$0.61	$2.54	$2.36

Weighted-average shares outstanding, basic	198,614	195,793	197,738	191,781
Weighted-average shares outstanding, diluted	207,646	204,955	206,790	201,635

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income	$65,156	$129,883	$104,910	$383,367
Deduct gain from real estate dispositions	(46,421)	(30,277)	(53,912)	(50,208)
Sub – total	18,735	99,606	50,998	333,159
Elimination of non-cash items included in net income:
Depreciation and amortization	75,323	70,808	287,591	267,062
Depreciation - unconsolidated joint venture	1,657	1,107	6,630	1,107
Add back non-cash provision for impairments on real estate properties	63,460	—	99,070	58,726
Funds from operations ("FFO")	$159,175	$171,521	$444,289	$660,054

Weighted-average common shares outstanding, basic	198,614	195,793	197,738	191,781
Restricted stock and PRSUs	260	300	269	956
Omega OP Units	8,772	8,862	8,783	8,898
Weighted-average common shares outstanding, diluted	207,646	204,955	206,790	201,635

Funds from operations available per share	$0.77	$0.84	$2.15	$3.27

Adjustments to calculate adjusted funds from operations:
Funds from operations stockholders	$159,175	$171,521	$444,289	$660,054
Deduct other revenue	(513)	(650)	(2,394)	(1,333)
Deduct prepayment fee income from early termination of mortgages	—	—	—	(5,390)
Deduct contractual settlement	—	—	(10,412)	—
(Deduct)/add back acquisition costs	—	(2)	(22)	9,582
Add back impairment for direct financing leases	231	—	198,199	—
Add back provision for uncollectible accounts	913	5,878	14,580	9,845
Add back interest refinancing expense	—	—	23,539	2,113
Add back non-cash stock-based compensation expense	3,862	3,674	15,212	13,790
Adjusted funds from operations ("AFFO")	$163,668	$180,421	$682,991	$688,661

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,215	2,920	10,076	9,754
Capitalized interest	(2,124)	(1,829)	(7,991)	(6,594)
Non-cash revenues	(14,718)	(18,274)	(64,117)	(73,500)
Funds available for distribution ("FAD")	$149,041	$163,238	$620,959	$618,321

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2017:
	As of December 31, 2017			As of December 31, 2017
Balance Sheet Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties (1)	# of Operating Beds
Real Estate Investments	869	$7,655,960	88%	881	88,007
Direct Financing Leases	41	364,965	4%	41	4,264
Mortgage Notes Receivable	51	671,232	8%	51	5,366
	961	$8,692,157	100%	973	97,637
Assets held for sale	22	86,699
Total Investments	983	$8,778,856
Investment Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties(1)	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care	828	$7,210,049	83%	844	89,646	$80
Senior Housing (2)	133	1,482,108	17%	129	7,991	$185
	961	$8,692,157	100%	973	97,637	$89
Assets held for sale	22	86,699
Total Investments	983	$8,778,856
(1) Total # of Operating Properties excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2017
Rental Property	$194,579	88%	$775,176	85%
Direct Financing Leases	614	0%	32,336	4%
Mortgage Notes	17,029	8%	66,202	7%
Other Investment Income and Miscellaneous Income - net	8,984	4%	34,671	4%
	$221,206	100%	$908,385	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2017
Skilled Nursing Facilities/Transitional Care	$183,480	83%	$765,736	84%
Senior Housing	28,742	13%	107,978	12%
Other	8,984	4%	34,671	4%
	$221,206	100%	$908,385	100%

Rent/Interest Concentration by Operator ($000's)	# of Properties (1)	Total Annualized Contractual Rent/Interest (2)	% of Total Annualized Contractual Rent/Interest
Ciena Healthcare	70	$86,360	10.0%
Genesis Healthcare	50	59,588	6.9%
Signature Holdings II, LLC	60	56,738	6.6%
CommuniCare Health Services, Inc.	38	54,939	6.4%
Orianna (f/k/a New Ark Investment, Inc.)	42	46,591	5.4%
Saber Health Group	44	40,741	4.7%
Maplewood Real Estate Holdings, LLC	14	35,831	4.1%
Health & Hospital Corporation	44	35,234	4.1%
Guardian LTC Management Inc.	31	29,998	3.5%
Diversicare Healthcare Services	35	28,746	3.3%
Remaining 64 Operators	545	389,771	45.0%
	973	$864,537	100.0%

(1) Number of properties excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) 4Q 2017 contractual rent/interest annualized; includes mezzanine and term loan interest.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Total Investment
Texas	115	$816,800	9.4%
Florida	94	800,718	9.2%
Ohio	73	712,614	8.2%
Michigan	49	627,704	7.2%
Indiana	65	582,818	6.7%
California	54	496,985	5.7%
Pennsylvania	43	470,145	5.4%
Tennessee	40	331,053	3.8%
North Carolina	32	268,975	3.1%
Virginia	17	268,254	3.1%
Remaining 31 states (3)	326	2,908,610	33.5%
	908	8,284,676	95.3%
United Kingdom	53	407,481	4.7%
	961	$8,692,157	100.0%
(1) Total # of Properties excludes 22 properties classified as assets held for sale.
(2) Total Investment excludes $86.7 million (22 properties) classified as assets held for sale.
(3) # of states and Total Investment includes New York City 2nd Avenue development project.

Rent and Loan Maturities ($000's)		As of December 31, 2017
Operating Lease Expirations & Loan Maturities	Year	2017 Lease Rent	2017 Interest	2017 Lease and Interest Rent	%
2018		$8,592	$1,866	$10,458	1.2%
2019		3,226	-	3,226	0.4%
2020		5,647	6,997	12,644	1.5%
2021		6,199	945	7,144	0.8%
2022		61,827	2,911	64,738	7.5%
2023		36,467	-	36,467	4.2%

Note: Based on annualized 4th quarter 2017 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of September 30, 2017:

Operator Revenue Mix	As of September, 2017
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2017	52.9%	34.7%	12.4%
Three-months ended June 30, 2017	51.9%	35.9%	12.2%
Three-months ended March 31, 2017	51.0%	37.3%	11.7%
Three-months ended December 31, 2016	52.6%	35.8%	11.6%
Three-months ended September 30, 2016	53.0%	35.8%	11.2%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees		After Management Fees

Twelve-months ended September 30, 2017	82.2%	1.72	x	1.35	x
Twelve-months ended June 30, 2017	82.4%	1.71	x	1.34	x
Twelve-months ended March 31, 2017	82.5%	1.69	x	1.33	x
Twelve-months ended December 31, 2016	82.2%	1.69	x	1.33	x
Twelve-months ended September 30, 2016	82.1%	1.68	x	1.31	x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of December 31, 2017:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2018	$-	$-	$-	$-	$-
2019	-	-	-	-	-
2020	-	-	-	-	-
2021	-	1,250,000	-	20,000	1,270,000
2022	-	910,130	-	-	910,130
2023	-	-	700,000	-	700,000
Thereafter	53,666	-	2,650,000	-	2,703,666
	$53,666	$2,160,130	$3,350,000	$20,000	$5,583,796

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.25 billion excludes a $700 million accordion feature and $5.6 million net deferred financing costs. The $910 million is comprised of a: $425 million U.S. Dollar term loan, £100 million term loan (equivalent to $135 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million 2015 term loan (excludes $5.5 million net deferred financing costs) assuming the exercise of existing extension rights.
(4) Excludes net discounts, deferred financing costs and a $1.5 million promissory note.
(5) Excludes $0.4 million of fair market valuation adjustments.

The following table presents investment activity for the three– and twelve– month period ended December 31, 2017:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2017
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$39,974	56.3%	$364,246	68.7%
Construction-in-Progress	15,061	21.2%	78,432	14.8%
Capital Expenditures	15,850	22.2%	59,424	11.2%
Investment in Direct Financing Leases	232	0.3%	7,183	1.4%
Mortgages	-	0.0%	11,000	2.1%
Other	-	0.0%	9,442	1.8%
Total	$71,117	100.0%	$529,727	100.0%